UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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Cannae Holdings, Inc. Announces Support for Dun & Bradstreet Sale Transaction, An Increase in Share Buyback Authorization and a Transition to a Declassified Board

March 25, 2025

~ Dun & Bradstreet Sale Will Provide ~$632 Million of Cash Proceeds to Cannae ~

~ Cannae Increases Share Buyback Authorization to 23 Million Shares and Reiterates Priority for Capital Return to Shareholders ~

~ Cannae Board to Transition to a Declassified Board ~

LAS VEGAS—(BUSINESS WIRE)—Mar. 25, 2025— Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced its support for the sale of Dun & Bradstreet (“DNB”), increased its share buyback authorization to approximately 23 million shares, and plans to transition to a declassified board with annual elections.

William P. Foley, II, CEO and Chairman of Cannae, commented, “I would like to congratulate the DNB Board of Directors and management team on their recent announcement of the sale of the company and affirm Cannae’s support for the sale transaction through a Voting and Support Agreement. DNB is Cannae’s largest investment as Cannae holds 69.1 million shares, or approximately 16% of DNB shares.” At the announced transaction value, Cannae would realize approximately $632 million. The transaction is expected to close in the third quarter of 2025, subject to Dun & Bradstreet shareholder approval, regulatory clearances and other customary closing conditions. The Voting and Support Agreement allows Cannae to sell up to 10 million DNB shares ahead of the transaction’s closing. The Company expects that a significant portion of proceeds received from the DNB transaction will be returned to shareholders in the form of share buybacks.

The Company today announced that its Board of Directors has authorized a three-year stock repurchase program, effective March 24, 2025, under which the Company may repurchase up to 10 million additional shares of its common stock through March 24, 2028, in addition to the 12.95 million shares remaining under the prior authorizations, for an aggregate share buyback authorization of 22.95 million shares. As Cannae has previously announced, the Company has identified, as a strategic priority, the return of capital to shareholders through buybacks. The increased authorization demonstrates Cannae’s commitment to doing so. Buybacks may be made from time to time in the open market at prevailing prices, in privately negotiated transactions or through a tender offer. The repurchase program does not obligate the Company to acquire any specific number of shares over any particular time period and may be suspended or terminated at any time.

Cannae also announced its intention to migrate to annual election of directors on a phased basis. The Company will include a proposal regarding declassification of the Board at its 2025 annual shareholder meeting.

Mr. Foley added “The Board and I believe there remains significant embedded value in Cannae’s portfolio and upside in our stock price as we continue to execute on our strategic plan outlined when I returned as CEO. We recognize there is a significant net asset value discount in our stock price, and we are dedicated to minimizing that discount. We believe the monetization of DNB, our largest investment, coupled with the increased share buyback authorization, demonstrates our commitment to implementing our plan, returning capital to shareholders and driving an increase in our stock price. We also believe the declassification of our board demonstrates our continued practice of listening to and working with our shareholders.”

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about the completion of the D&B transaction, our buyback program, board declassification, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; and risks related to the externalization of certain of our management functions to an external manager.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors,” and other sections of the Company’s Forms 10-Q, Form 10-K and our other filings with the SEC.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2025 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Certain Information Regarding Participants in the Solicitation

The Company, its directors (William P. Foley, II; Douglas K. Ammerman; Hugh R. Harris; C. Malcolm Holland; Mark D. Linehan; Frank R. Martire; Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey) and certain of its executive officers (William P. Foley, II, Chief Executive Officer and Chief Investment Officer; Ryan R. Caswell, President; Bryan D. Coy, Chief Financial Officer; Peter T. Sadowski, Executive Vice President and Chief Legal Officer; and Michael L. Gravelle, Executive Vice President, General Counsel, and Corporate Secretary) and other employees may be deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2025 annual meeting of shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation,” “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers,” and “Executive Compensation” of the Company’s Proxy Statement on Schedule 14A in connection with the 2024 annual meeting of shareholders, filed with the SEC on April  26, 2024 (available here), and the Company’s Annual Report on Form 10-K, filed with the SEC on February 27, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found at no charge in SEC filings on Statements of

Change in Ownership on Form 4 filed with the SEC on July 3, 2024 and February 28, 2025 for William P. Foley, II (available here and here); July 1, 2024, October 1, 2024, November 15, 2024 and January  3, 2025 for Douglas K. Ammerman (available here, here, here, and here); July 1, 2024, October 1, 2024, November 15, 2024 and January  3, 2025 for Hugh R. Harris (available here, here, here, and here); November 15, 2024 for C. Malcolm Holland (available here); November  15, 2024 for Mark D. Linehan (available here); July 1, 2024, October 1, 2024, November 15, 2024 and January 3, 2025 for Frank R. Martire (available here, here, here, and here); July 1, 2024, October 1, 2024, November 15, 2024 and January  3, 2025 for Erika Meinhardt (available here, here, here, and here); November 15, 2024 for Barry B. Moullet (available here); November  15, 2024 for James B. Stallings, Jr. (available here); November  15, 2024 for Frank P. Willey (available here); November 13, 2024, February 28, 2025 and March 21, 2025 for Michael L. Gravelle (available here, here and here); February 24, 2025, February 28, 2025, March 3, 2025 and March  17, 2025 for Peter T. Sadowski (available here, here, here and here); February 28, 2025, March 4, 2025 and March  17, 2025 for Ryan Caswell (available here, here and here); February 28, 2025, March 3, 2025 and March  17, 2025 for Bryan Coy (available here, here and here). Such filings are also available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2025 annual meeting of shareholders, if and when they become available. These documents will be available free of charge as described above.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses.

Jamie Lillis, Managing Director

Solebury Strategic Communications

203-428-3223

jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.